Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and effective as of the 25th day of January, 2007 (the “Effective Date”).

BETWEEN:

NEIL AMIR KLOMPAS, of 52 Fair Oaks Court, Newtown, Pennsylvania, 18940-2339, USA,

(the “Employee”)

AND:

ZYMEWORKS INC., a corporation registered in the Province of British Columbia and having its principal place of business at 201-1401 West Broadway, Vancouver, BC, V6H 1H6

(the “Company”)

WHEREAS

A. The Company is a protein engineering company engaged in the business of researching, developing and commercializing biocatalysts (enzymes) for pharmaceutical and industrial applications;

B. The Employee has financial management, analysis, budgeting, reporting and/or related skills and expertise and wishes to contribute such experience to the development and growth of the Company’s business; and

C. The Company has agreed to offer employment to the Employee and the Employee has agreed to accept employment with the Company on the terms and conditions set out in this Agreement and Appendices hereto.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:

ARTICLE 1 – GENERAL

1.1 Definitions. Unless otherwise defined, all capitalized terms used in this Agreement will have the meanings given below:

(a)	“Business” means the business of researching, developing and commercializing biocatalysts and any other research, development and manufacturing work considered, planned or undertaken by the Company during the Employee’s employment;

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(b)	“Confidential Information” means trade secrets and other information, in whatever form or media, either in the possession of the Company, and owned by the Company which is not generally known to the public, or which has been specifically identified as confidential or proprietary by the Company, or its nature is such that it would generally be considered confidential in the industry in which the Company operates, or which the Company is obligated to treat as confidential or proprietary, provided that any information will not be Confidential Information if it:

(i)	is or becomes publicly available other than as a result of acts done in contravention, violation or breach of this Agreement;

(ii)	is in the possession of the Employee prior to disclosure to the Employee of the information or is independently derived without the aid, application or use of the disclosed information;

(iii)	is disclosed to the Employee by a third party on a non-confidential basis; or

(iv)	is information that the Employee is advised by counsel is required to be disclosed by law;

(c)	“Developments” means all inventions, ideas, concepts, designs, improvements, discoveries, modifications, computer software, and other results which are conceived of, developed by, written, or reduced to practice by the Employee, alone or jointly with others (including, where applicable, all modifications, derivatives, progeny, models, specifications, source code, design documents, creations, scripts, artwork, text, graphics, photos and pictures);

(d)	“Excluded Developments” means any Development that the Employee establishes:

(i)	was developed prior to the Employee performing such services for the Company and precedes the Employee’s initial engagement with the Company;

(ii)	was developed entirely on the Employee’s own time;

(iii)	was developed without the use of any equipment, supplies, facilities, services or Confidential Information of the Company;

(iv)	does not relate directly to the Business or affairs of the Company during the term of the Employee’s employment with the Company or to the actual or demonstrably anticipated research or development of the Company during this period; and

(v)	does not result from any work performed by the Employee for the Company.

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1.2 Sections and Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

ARTICLE 2 – EMPLOYMENT

2.1 Services. On the Effective Date, the Employee will commence employment with the Company in the position of Director of Finance & Operations on the terms and conditions set out in this Agreement.

2.2 Employment Duties. Subject to the direction and control of the senior management of the Company (“Management”), the Employee will perform the duties set out in Appendix “A” to this Agreement and any other duties that may be reasonably assigned to him by Management from time to time.

2.3 Throughout the term of this Agreement, the Employee will:

(a)	diligently, honestly and faithfully serve the Company and will use all reasonable efforts to promote and advance the interests and goodwill of the Company;

(b)	conduct him/herself at all times in a manner which is not prejudicial to the Company’s interests and in adherence to the Zymeworks Employee Handbook (Appendix B) “Code of Conduct”;

(c)	devote him/herself in a full-time capacity to the business and affairs of the Company;

(d)	adhere to all applicable policies of the Company as in effect and as amended from time to time;

(e)	exercise the degree, diligence and skill that a reasonably prudent Director of Finance & Human Recourses would exercise in comparable circumstances;

(f)	refrain from engaging in any activity which will in any manner, directly or indirectly, compete with the trade or business of the Company except in accordance with Sections 2.4 and 2.5 herein and as outlined in the Zymeworks Employee Handbook (Appendix B) “Conflict of Interest Guidelines”; and

(g)	not acquire, directly or indirectly, any interest that constitutes 5% or more of the voting rights attached to the outstanding shares of any corporation or 5% or more of

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the equity or assets in any firm, partnership or association, the business and operations of which in any manner, directly or indirectly, compete with the trade or business of the Company.

2.4 The Employee will disclose to Management all potential conflicts of interest and activities which could reasonably be seen to compete, indirectly or directly, with the trade or business of the Company. Management will determine, in its sole discretion, whether the activity in question constitutes a conflict of interest or competition with the Company. To the extent that Management, acting reasonably, determines a conflict of interest or competition exists, the Employee will discontinue such activity forthwith or within such longer period as Management agrees. The Employee will immediately certify in writing to the Company that he has discontinued such activity and that he has, as required by Management, cancelled any contracts or sold or otherwise disposed of any interest or assets over the 5% threshold described in Section 2.3(g) herein acquired by the Employee by virtue of engaging in the impugned activity, or where no market exists to enable such sale or disposition, by transfer of the Employee’s beneficial interest into blind trust or other fiduciary arrangements over which the Employee has no control or direction, or other action that is acceptable to the Board.

2.5 Notwithstanding Sections 2.3, 2.4 and 6.2, the Employee is not restricted from nor is required to obtain the consent of the Company to make investments in any company which is involved in pharmaceuticals or biotechnology with securities listed for trading on any Canadian or U.S. stock exchange, quotation system or the over-the-counter market.

2.6 For the purposes of Sections 2.3, 2.4 and 2.5 herein, “Employee” includes any entity or company owned or controlled by the Employee.

ARTICLE 3 – COMPENSATION

3.1 Base Salary. As compensation for all services rendered under this Agreement, the Company will pay to the Employee and the Employee will accept from the Company a base salary of CDN$92,000 per annum. The base salary will be paid semi-monthly, in arrears, in twenty-four (24) equal instalments, less statutory and other authorized deductions. The Salary shall not be reduced, except with the written consent of the Employee.

3.2 Stock Options. On July 1, 2007, the Employee shall be granted 16,000 options to acquire shares of common stock of the Company (the “Shares”), provided the Employee is employed by the Company on the grant date (the “Options”). The Options shall have an exercise price of CDN$1.50 per Share. The Options will vest and become exercisable in accordance with the terms of the Company Employee Stock Option Agreement, a copy of which is attached hereto as Appendix “C”.

3.3 Incentive Plans. The Employee shall be entitled to participate in any incentive programs for the Company’s executives, including, without limiting the generality of the foregoing, share option plans, share purchase plans, profit-sharing or bonus plans (collectively, the “Incentive Plans”). Such participation shall be on the terms and conditions of such Incentive Plans as at the date hereof or as may from time to time be amended or implemented by the Company in its sole discretion.

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3.4 Performance and Salary Review. Management will review the Employee’s performance, base salary, and equity participation level under the terms of any Incentive Plans annually after the Effective Date.

3.5 Expenses. The Company will reimburse the Employee for all ordinary and necessary expenses incurred by the Employee in the performance of the Employee’s duties under this Agreement. Reimbursement of such expenses will be made in accordance with the Company’s policies.

3.6 Professional Fees. The Company will reimburse the Employee for annual registration and licensing fees required to maintain an active Chartered Accountant license in the province of British Columbia, and reasonable costs incurred by the Employee to complete the minimum annual continuing professional development requirements required for licensing.

3.7 Relocation Allowance. The Company will immediately provide the Employee with a one-time lump sum relocation allowance of $11,500.00.

3.8 Housing Loan. In addition, the Company will immediately provide the Employee with an interest-free loan of $8,000.00 (the “Housing Loan”); to cover the extra costs incurred securing accommodation in the Greater Vancouver region. The Housing Loan shall be forgiven by the Company at the rate of $2,666.67 at the end of each employment year, commencing on the Effective Date. If the Employee resigns or is dismissed for just cause, the remaining balance owing on the Housing Loan shall immediately become payable by the Employee to the Company. If the Company terminates the Employee employment without cause, the remaining balance owing on the Housing Loan shall immediately be forgiven.

3.9 Vacation. The Employee will be eligible for fifteen (15) days’ paid vacation per calendar year, earned pro rata at a rate of 1.25 days per completed month of service. Vacation time not taken during the year in which it is earned may not be carried forward into the subsequent year without the written pre-approval of Management. Vacation not taken in the calendar year will be paid out according to the Employee’s annual salary rate pro rated to the number of days’ vacation not taken.

3.10 Benefits. The Employee will be eligible to participate in all benefit plans generally available to executives of the Company, subject to meeting applicable eligibility requirements of such plans.

3.11 Sick Leave. The Employee will be entitled to take up to five (5) days’ paid sick leave per calendar year, earned pro rata at a rate of 0.834 days per completed month of service. Unused sick days will not be paid out or carried forward into the subsequent year.

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ARTICLE 4 – TERM AND TERMINATION

4.1 Term. This Agreement will commence on the Effective Date and will terminate on the effective date of termination by either the Employee or the Company in accordance with Section 4.2 of this Agreement.

4.2 Termination.

(a)	The Company may terminate the employment of the Employee for cause at any time, without notice, damages or compensation of any kind.

(b)	The Company may terminate the employment of the Employee without cause at any time by providing written notice or payment in lieu of notice to the Employee as follows:

(i)	one (1) month of notice or the equivalent of one (1) month of base salary as at that date, or any combination thereof, if termination of employment occurs during the first year of employment; and

(ii)	an additional one (1) month of notice or the equivalent of one (1) month of base salary as at that date, or any combination thereof, for each additional completed year of service, up to a total maximum of six (6) months.

(c)	Payment of severance in excess of any minimum required by the Employment Standards Act is conditional upon execution by the Employee of a release of all claims, satisfactory to the Company.

(d)	Payment of severance, in accordance with (c) above, to the Employee by the Company will be full and adequate compensation to the Employee with respect to any claim relating to the Employee’s employment or termination or manner of termination of the Employee’s employment, and the Employee waives any right that he may have to claim further payment, compensation or damages from the Company.

(e)	The Employee may terminate his employment with the Company by giving prior written notice to Management of not less than thirty (30) days or such shorter period as the Employee and Management may agree. The Company may choose to waive all or part of the notice period and pay to the Employee the base salary to be earned during the balance of the notice period.

(f)	Notwithstanding any other provision in this Agreement, if within 12 months following a Change of Control of the Company (as defined below), the Employee’s employment is terminated by the Company without cause or, he will receive as severance an amount equal to 6 months base salary as at that date, less lawful deductions. For all purposes of this Agreement. “Change of Control” means:

(i) the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act, British Columbia, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert, constitutes for the first time in the aggregate 40% or more of the outstanding common shares of the Company and such shareholding exceeds the collective shareholding of the current directors of the Company, excluding any directors acting in concert with the acquiring party; or

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(ii) the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent Board of the Company, or the election of a majority of Board members to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

(iii) consummation of a sale of all or substantially all of the assets of the Company; or

(iv) the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as to above.

4.3 No Mitigation. The Employee shall not be required to mitigate the amount of any payments provided for in this section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this section be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination, or otherwise.

4.4 Survival. Upon a termination of this Agreement for any reason, the Employee will continue to be bound by the provisions of Article 4, Article 5, Article 6, Article 7 and Article 8.

ARTICLE 5 – CONFIDENTIALITY

5.1 Confidential Information.

(a)	Ownership of Confidential Information - The Employee acknowledges that the Confidential Information is and will be the sole and exclusive property of the Company. The Employee acknowledges that the Employee has not, and will not, acquire any right, title or interest in or to any of the Confidential Information.

(b)

Non Disclosure, Use and Reproduction of Confidential Information - The Employee will keep all the Confidential Information strictly confidential, and will not, either directly or indirectly, either during or subsequent to employment with the Company, disclose, allow access to, transmit, transfer, use or reproduce any of the Confidential Information in any manner except as required to perform the duties of the Employee

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for the Company and in accordance with all procedures established by the Company for the protection of the Confidential Information. Without limiting the foregoing, the Employee:

(i)	will ensure that all the Confidential Information and all copies thereof, are clearly marked, or otherwise identified as confidential to the Company and proprietary to the person or entity that first provided the Confidential Information, and are stored in a secure place while in the Employee’s possession, custody, charge or control;

(ii)	will not, either directly or indirectly, disclose, allow access to, transmit or transfer any of the Confidential Information to any person other than to an employee, officer, or director of the Company but only upon a “need to know” basis, without the prior written authorization of Management; and

(iii)	will not, except as required by the Employee’s position, use any of the Confidential Information to create, maintain or market any product or service which is competitive with any product or service produced, marketed, licensed, sold or otherwise dealt in by the Company, or assist any other person to do so.

(c)	Legally Required Disclosure - Notwithstanding the foregoing, to the extent the Employee is required by law to disclose any Confidential Information, the Employee will be permitted to do so, provided that notice of this requirement is delivered to the Company in a timely manner, so that the Company may contest such potential disclosure.

(d)	Return of Materials, Equipment and Confidential Information - Upon request by the Company, and in any event when the Employee leaves the employ of the Company, the Employee will immediately return to the Company all the Confidential Information and all other materials, computer programs, documents, memoranda, notes, papers, reports, lists, manuals, specifications, designs, devices, drawings, notebooks, correspondence, equipment, keys, pass cards, and property, and all copies thereof, in any medium, in the Employee’s possession, charge, control or custody, which are owned by, or relate in any way to the Business or affairs of the Company.

5.2 Ownership of Developments.

(a)	Acknowledgment of Company Ownership - The Employee acknowledges that the Company will be the exclusive owner of all the Developments made during the term of the Employee’s employment by the Company and to all intellectual property rights in and to such Developments. The Employee hereby assigns all right, title and interest in and to such Developments and their associated intellectual property rights throughout the world and universe to the Company, including without limitation, all trade secrets, patent rights, copyrights, mask works, industrial designs and any other intellectual property rights in and to each Development, effective at the time each is created. Further, the Employee irrevocably waives all moral rights the Employee may have in such Developments.

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(b)	Excluded Developments - The Company acknowledges that it will not own any Excluded Developments.

(c)	Disclosure of Developments - To avoid any disputes over the ownership of Developments, the Employee will provide the Company with a general written description of any of the Developments the Employee believes the Company does not own because they are Excluded Developments. Thereafter, the Employee agrees to make full and prompt disclosure to the Company of all Developments, including, without limitation, Excluded Developments, made during the term of the Employee’s employment with the Company. The Company will hold any information it receives regarding Excluded Developments in confidence.

(d)	Further Acts - The Employee agrees to cooperate fully with the Company both during and after the Employee’s employment by the Company, with respect to (i) signing further documents and doing such acts and other things reasonably requested by the Company to confirm the Company’s ownership of the Developments other than Excluded Developments, the transfer of ownership of such Developments to the Company, and the waiver of the Employee’s moral rights therein, and (ii) obtaining or enforcing patent, copyright, trade secret or other protection for such Developments; provided that the Company pays all the Employee’s expenses in doing so, and reasonable compensation if such acts are required after the Employee leaves the employment by the Company.

(e)	Employee-owned Inventions - The Employee hereby covenants and agrees with the Company that unless the Company agrees in writing otherwise, the Employee will only use or incorporate any Excluded Development into a Development, if the Employee (i) owns all proprietary interest in such Excluded Development and (ii) grants to the Company, at no charge, a non-exclusive, irrevocable, perpetual, worldwide license to use, distribute, transmit, broadcast, sub-license, produce, reproduce, perform, publish, practice, make, and modify such Development.

(f)	Prior Employer Information - The Employee hereby covenants and agrees with the Company that during the Employee’s employment by the Company, the Employee will not improperly use or disclose any confidential or proprietary information of any former employer, partner, principal, co-venturer, customer, or independent contractor of the Employee and that the Employee will not bring onto the Company’s premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, the Employee will not violate any non-disclosure or proprietary rights agreement the Employee has signed with any person or entity prior to the Employee’s execution of this Agreement, or knowingly infringe the intellectual property rights of any third party while employed by the Company.

(g)	Protection of Computer Systems and Software - The Employee agrees to take all necessary precautions to protect the computer systems and software of the Company, including, without limitation, complying with the obligations set out in the Company’s policies.

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ARTICLE 6 – RESTRICTIVE COVENANTS

6.1 Non-solicitation by the Employee. The Employee agrees that at any time, and from time to time, while employed by the Company and for a period of one (1) year thereafter the Employee will not, without the prior written consent of the Company, either:

(a)	induce or attempt to influence, directly or indirectly, an employee of the Company to leave the employ of the Company; or

(b)	recruit, employ, or carry on Business with, directly or indirectly, an employee of the Company that has left the employ of the Company within the period of one (1) year preceding the time of such action.

6.2 Non-competition. The Employee agrees that while employed by the Company and for a period of one (1) year thereafter, the Employee will not, without the prior written consent of the Company, directly or indirectly, anywhere in Canada, the United States or any country within the European Union, provide any professional services to any person or entity that can be reasonably viewed as a competitor to the Business of the Company, while the Employee was employed by the Company, which relate to biocatalyst modeling, design, modification and commercialization for industrial and pharmaceutical applications.

6.3 Reasonableness of Non-competition and Non-solicitation Obligations. The Employee confirms that the obligations in Sections 6.1 and 6.2 are fair and reasonable given that, among other reasons:

(a)	the sustained contact the Employee will have with the clients of the Company will expose the Employee to the Confidential Information regarding the particular requirements of these clients and the Company’s unique methods of satisfying the needs of these clients, all of which the Employee agrees not to act upon to the detriment of the Company; and/or

(b)	the Employee will be performing important development work on the products or services owned, developed or marketed by the Company;

and the Employee agrees that the obligations in Sections 6.1 and 6.2, together with the Employee’s other obligations under this Agreement, are reasonably necessary for the protection of the Company’s proprietary interests and that given the Employee’s general knowledge and experience they would not prevent the Employee from being gainfully employed if the employment relationship between the Employee and the Company were to end. The Employee further confirms that the geographic scope

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of the obligation in Section 6.2 is reasonable given the nature of the market for the products and business of the Company. The Employee also agrees that the obligations in Sections 6.1 and 6.2 are in addition to the confidentiality and non-disclosure obligations provided for in this Agreement and acknowledges that the Company would not have entered into this Agreement but for the protections provided to the Company by all of the aforementioned obligations.

6.4 Conflict of Interest. The Employee recognizes that the Employee is employed by the Company in a position of responsibility and trust and agrees that during the Employee’s employment with the Company, the Employee will not engage in any activity or otherwise put the Employee in a position which conflicts with the Company’s interests. Without limiting this general statement, the Employee agrees that during the Employee’s employment with the Company, the Employee will not knowingly lend money to, guarantee the debts or obligations of or permit the name of the Employee or any part thereof to be used or employed by any corporation or firm which directly or indirectly is engaged in or concerned with or interested in any Business in competition with the Business of the Company unless the Employee receives prior written authorization from the Company.

6.5 Acknowledgments. The Employee acknowledges that as of the date of this Agreement:

(a)	a breach of this Agreement would cause the Company irreparable harm and as a result the Employee consents to the issuance of an injunction or other appropriate remedy required to enforce the covenants contained herein; and

(b)	in the event the Employee breaches any covenant contained herein, the one (1) year periods provided for in Sections 6.1 and 6.2 will be extended for a period of six (6) months from the date any such breach is cured. In the event it is necessary for the Company to retain legal counsel to enforce any of the terms and conditions of this Agreement, the Employee will pay the Company’s reasonable legal fees, court costs and other related expenses so long as the Company prevails in substantial and material part. In the event the Company is unsuccessful, the Company will pay the Employee’s reasonable legal fees, court costs and other related expenses.

ARTICLE 7 – ENFORCEMENT

7.1 Application to the British Columbia Supreme Court or the Federal Court of Canada. In the event of a breach or threatened breach by the Employee of any of the provisions of Article 5 or Article 6, the Company will be entitled to injunctive relief restraining the Employee from breaching such provisions, as set forth in this Agreement. Nothing in this Agreement precludes the Company from obtaining, protecting or enforcing its intellectual property rights, or enforcing the Employee’s fiduciary, non-competition, non-solicitation, confidentiality or any other post-employment obligations in a court of competent jurisdiction, or from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from the Employee.

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7.2 Severability and Limitation. All agreements and covenants contained herein are severable and, in the event any of them will be held to be invalid by any competent court, this Agreement will be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto will consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority or to be enforceable under the laws of the Province of British Columbia, and as to all other portions of such agreement or covenants they will remain in full force and effect as originally written.

ARTICLE 8 – MEDIATION/ARBITRATION

8.1 Mediation/Arbitration. In the event of a dispute hereunder which does not involve the Company seeking a court injunction or remedy pursuant to Article 7, such dispute shall be mediated and, if necessary, arbitrated pursuant to the terms of this Article (the “Med/Arb Agreement”).

8.2 The parties will work in good faith and in confidence to resolve any disputes that arise in connection with this Agreement. The parties agree to conduct in good faith at least two meetings (the “Meetings”) to seek resolution to a dispute before delivering a notice to mediate.

8.3 Where a dispute arises out of or in connection with this Agreement that cannot be resolved by the parties through the Meetings, the parties agree to seek a confidential settlement of such dispute by mediation followed, if necessary, by arbitration.

8.4 At any time after a dispute has been raised and no resolution has been achieved through the Meetings, either party may give written notice to the other party requesting mediation of the dispute (the “Mediation Notice”) by a single mediator. If the parties cannot agree on a mediator within fourteen (14) days after delivery of the Mediation Notice, then either party may make application to the British Columbia Mediator Roster Society to appoint one. The mediation will be held in Vancouver, British Columbia and the costs of mediation will be shared equally between the parties.

8.5 If the parties are unable to reach a mediated settlement within 120 days after delivery of the Mediation Notice, either of the parties may submit the dispute to binding arbitration by giving written notice to the other party and the mediator requesting arbitration of the dispute (the “Arbitration Notice”) by a single arbitrator (the “Arbitrator”). Within fourteen (14) days of the delivery of the Arbitration Notice, the parties will select the Arbitrator. In the event the parties do not agree on an arbitrator, either party may apply to the BC Supreme Court to have one appointed. With input from the parties, the Arbitrator will determine and notify the parties of the rules of and timetable for arbitration. The Arbitrator will hear the submissions of the parties in accordance with such procedures as he or she may establish, and shall use reasonable best efforts to render a decision within sixty (60) days after the date of receiving or hearing the parties’ final submissions. The decision of the Arbitrator shall be final and binding on the parties involved in the dispute and shall not be subject to appeal. The arbitration will be held in Vancouver, British Columbia, and the costs of arbitration will be shared equally between the parties.

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8.6 Nothing in this Med/Arb Agreement precludes the Company from obtaining, protecting or enforcing its intellectual property rights, or enforcing the Employee’s fiduciary, non-competition, non-solicitation, confidentiality or any other post-employment obligations in a court of competent jurisdiction, or from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from the Employee.

ARTICLE 9 – GENERAL

9.1 Notices. Any notices to be given hereunder by either party to the other party may be effected in writing, either by personal delivery or by mail if sent certified, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the address set out on the first page of this Agreement, or as otherwise specified from time to time. Notice will be effective upon delivery.

9.2 Independent Legal Advice. The Employee specifically confirms that he has been advised to retain his own independent legal advice prior to entering into this Agreement.

9.3 Construction. The parties acknowledge that each party and its respective counsel have had the opportunity to independently review and negotiate the terms and conditions of this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be construed against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

9.4 Assignment. The Employee cannot assign his interest in this Agreement.

9.5 Benefit of Agreement. This Agreement will ensure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

9.6 Entire Agreement. The Appendices to this Agreement, together with the terms and conditions contained within this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior employment agreements, understandings and arrangements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

9.7 Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

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9.8 Governing Law. This Agreement will be governed by and construed, enforced and interpreted exclusively in accordance with the laws of the Province of British Columbia and the applicable laws of Canada therein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ZYMEWORKS, INC.

By:	/s/ Ali Tehrani

Ali Tehrani, Chief Executive Officer and President

SIGNED, SEALED AND DELIVERED by	) ) ) )
EMPLOYEE in the presence of:

/s/ William J. Reid Jr.		/s/ Neil Klompas

Signature	) ) )

William J. Reid Jr.

Print Name	)	EMPLOYEE
)

4173 Apple St. Phila. PA 19127)
Address	)
)

Public Accountant	)
Occupation	)

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APPENDIX A

JOB DESCRIPTION

Zymeworks Inc.

Job Description: Director of Finance & Operations

Summary

In a start-up company, many roles will have to be covered by the few managers available to ensure that all of the needs of the company are met. This presents both opportunities and obligations as all managers must undertake a wide range of additional tasks not directly specified in their primary responsibilities and as set out below.

This position is responsible for managing financial, human resources and administrative functions. This will require the development of an internal control and operations infrastructure necessary to support the Company and the CEO in the effective execution of its day to day operations and long term strategy. In addition, specific responsibilities will include (amongst others):

i)	development and implementation an effective system of accounting for management, cash and fiscal accounts,

ii)	preparation of financial reports and conducting financial analysis,

iii)	development of a comprehensive quarterly reporting package for the Board of Directors and Shareholders,

iv)	development of an audit committee charter in conjunction with the board and CEO, and implementation of external year-end financial audits,

v)	research, preparation and submission of the annual budget,

vi)	participation in the development and implementation of a venture-financing strategy,

vii)	collection, compilation and analysis of business intelligence to support the Company’s business development strategies,

viii)	support CEO in preparation of the budget,

ix)	development of a treasury policy and administration of cash balances and oversight of interest bearing instruments,

x)	management of the payroll system and human resources, including the maintenance of personnel records and files,

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xi)	development of a formalized performance review program,

xii)	administration of the Company’s stock option plan, including reporting under GAAP, and

xiii)	other activities and responsibilities which arise in support of the Company’s strategic goals.

Reporting Responsibilities

This position reports directly to the Chief Executive Officer.

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APPENDIX B

EMPLOYEE HANDBOOK

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October 23, 2007

Mr. Neil A. Klompas

Director, Finance & Operations

Zymeworks Inc.

201 – 1401 West Broadway

Vancouver BC, V6H 1H6

Canada

Dear Mr. Klompas,

RE:	Amendment to Employment Agreement and increase in holiday entitlement

On behalf of the senior management team and board of Directors of Zymeworks Inc., I’m pleased to present this amendment to your vacation allotment which would increase your annual vacation days in 2008 from fifteen days to twenty. Additionally, one workweek of unused vacation, starting in 2008, may be carried forward to the subsequent calendar year without penalty.

The leadership and vision of our team leads such as yourself are critical to our ongoing success. So again let me thank you for your time and dedication to the Company, and your ongoing commitment to making Zymeworks a world leader in computational biotechnology.

The EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of the 25th day of January 2007, BETWEEN NEIL AMIR KLOMPAS (the “Employee”) and ZYMEWORKS INC. (collectively the “parties”) will be amended to read as follows:

3.5 Vacation. The Employee will be eligible for twenty (20) days’ paid vacation per calendar year, earned pro rata at a rate of 1.66 days per completed month of service. Five (5) days of vacation time not taken during the year in which it is earned may be carried forward into the subsequent year without the written pre-approval of Management. Vacation time exceeding five (5) days not taken during the year in which it is earned may not be carried forward into the subsequent year without written pre-approval of Management. Upon termination, vacation not taken in the calendar year will be paid out according to the Employee’s annual salary at the time in which the vacation was earned, pro rated to the number of vacation days’ not taken.

IN WITNESS WHEREOF the parties have executed this amendment to the Agreement as of October 23, 2007.

ZYMEWORKKS INC.

By:	/s/ Ali Tehrani

Dr. Ali Tehrani, President & CEO

SIGNED, SEALED AND DELIVERED by	) ) ) )
EMPLOYEE in the presence of:

/s/ Sid Srinivasan

Signature	) ) )	/s/ Neil Klompas

SID SRINIVASAN.

Print Name	)	EMPLOYEE
)
105-2588 ALDER ST.	)

Address	)
)
SENIOR SOFTWARE DVLPR	)

Occupation	)

AMENDING AGREEMENT

THIS AMENDING AGREEMENT made as of the 1st day of January, 2014

BETWEEN:

ZYMEWORKS INC.

(the “Company”)

AND:

MR. NEIL AMIR KLOMPAS

(the “Employee”)

WHEREAS:

A.	The Employee and the Company are parties to an employment agreement dated January 25, 2007 (the “Employment Agreement”).

B.	The Employee and the Company wish to continue the Employment Agreement on the amended terms stated herein, as approved by the Board of Directors of the Company on December 18, 2013.

NOW THEREFORE in consideration of the premises and mutual covenants and agreements set out in this Agreement and other good and valuable consideration given by each party hereto to the other, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereby agree as follows:

Effective Date

1.	This Amending Agreement becomes effective as of the date first written above (the “Effective Date”).

Amendments to Employment Agreement

2.	Section 4.2(b) of the Employment Agreement is deleted and replaced with:

(b) The Company may terminate the employment of the Employee without cause at any time by providing the Employee with nine months of written notice of termination (the “Notice Period”) or payment in lieu of such “Notice Period equal to the base salary and all such benefits amounts that would be payable to the Employee during the Notice Period.

3.	Section 4.2(f) of the Employment Agreement is deleted.

General

4.	All terms and conditions in the Employment Agreement and all appendices attached thereto that are not amended by operation of this Amending Agreement shall remain in full force and effect.

5.	This Amending Agreement may be executed in counterpart, including counterpart by facsimile, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to be executed on date as set out on the first page of this Amending Agreement.

6.	As of the Effective Date, this Amending Agreement shall be read together with the Employment Agreement all appendices attached thereto and all documents together shall be construed together and constitute one agreement.

IN WITNESS WHEREOF the parties have duly executed and delivered this Amending Agreement as of the date and year first written above.

ZYMEWORKS INC.

By:	/s/ Nick Bedford

Nick Bedford
Chair, Board of Directors

SIGNED, SEALED AND DELIVERED	) ) ) )
in the presence of:
/s/ Cheryl Halliday

Signature	) ) )	/s/ Neil Klompas
Cheryl Halliday

(Print Name))		NElL KLOMPAS
)
957 CAITHNESS CR.	)

(Address))
)
HR Manager	)

(Occupation))